EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated April 1, 2005 accompanying the consolidated financial statements of Origen Financial, Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/S/ GRANT THORNTON LLP
Southfield, Michigan
August 26, 2005